UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 2, 2019

QRONS INC.
(Exact name of registrant as specified in its charter)

Wyoming
(State or other jurisdiction of incorporation)

000-55800	81-3623646
(Commission File Number)	(IRS Employer Identification No.)

50 Battery Place, #7T, New York, New York10280
 (Address of principal executive offices) (Zip Code)

(212)-945-2080
(Registrant's telephone number, including area code)

___________________________________________
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [X]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Section 1-Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement

On October 2, 2019, Qrons Inc. (the “Company”) entered into an Intellectual Property License Agreement (the “Agreement”) with the Trustees of Dartmouth College (“Dartmouth”) pursuant to which, effective September 3, 2019 (the Effective Date”), Dartmouth granted the Company an exclusive world-wide license under the patent application entitled “Mechanically Interlocked Molecules-based Materials for 3D Printing” in the field of human and animal health and certain additional patent rights to use and commercialize licensed products and services.

The license grant includes the right of the Company to sublicense to third parties subject to the terms of the Agreement.

Dartmouth has reserved certain rights in its intellectual property for educational and research purposes.

As consideration for the license grant, the Company will pay Dartmouth: (i) a license issue fee of $25,000); (ii) an annual license maintenance fee of $25,000, commencing on the first anniversary of the Effective Date until the date of the first commercial sale of a licensed product or service; (iii) an earned royalty of 2% of net sales (as defined in the Agreement) of licensed products and services by the Company or a  sublicensee; (v)15% of all consideration received by the Company under a sublicense; and (vi) beginning as of the date of the first commercial sale, an annual minimum royalty payment of $500,000 in the first calendar year after the first commercial sale, $1,000,000 in the second calendar year, and $2,000,000 in the third calendar year and each year thereafter.

The Company will also reimburse Dartmouth for all patent preparation, filing, maintenance and defense costs.

Under the Agreement, the Company must diligently proceed with the development, manufacture and sale of licensed products and licensed services, including funding at least $1,000,000 of research in each calendar year beginning in 2019 and ending with the first commercial sale of a licensed product; filing an IND/BLA (or equivalent) with the FDA or a comparable European regulatory agency before the four-year anniversary of the Effective Date, make the first commercial sale of a licensed product before the twelve-year anniversary of the Effective Date and achieve annual net sales of at least $50,000,000 by 2033. If the Company fails to perform any of these obligations, Dartmouth has the option to terminate the Agreement or change the exclusive license to a nonexclusive license.

Failure to timely make any payment due under the Agreement will result in interest charges to the Company of the lower of 10% per year or the maximum amount of interest allowable by applicable law.

The Agreement may be terminated by Dartmouth if the Company is in material breach of the Agreement which is not cured after 30 days of notice thereof or if the Company becomes insolvent. Dartmouth may terminate the Agreement if the Company challenges a Dartmouth patent or does not terminate a sublicensee that challenges a Dartmouth patent, except in response to a valid court or governmental order. The Company may terminate the Agreement at any time upon six months written notice to Dartmouth.

If the Company or any sublicensee or affiliate institutes or participates in a licensed patent challenge, the then current earned royalty rate for licensed products covered by Dartmouth patents will automatically be increased to three times the then current earned royalty rate.

The Agreement also includes indemnification and insurance requirements by the Company and customary confidentiality provisions.

The foregoing description of the License Agreement is qualified in its entirety by reference to the full text of such License Agreement, a copy of which is attached hereto as Exhibit 10.23 and is incorporated herein in its entirety by reference.

Section 9 – Financial Statements and Exhibits
Item 9.01.  Financial Statements and Exhibits

(d)   Exhibits.

Exhibit No.	Description
10.23	Intellectual Property License Agreement, entered into on October 2, 2019, between the Company and the Trustees of Dartmouth College

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QRONS INC.

Date: October 8, 2019	By:	/s/ Jonah Meer
Jonah Meer
Chief Executive Officer

3